Exhibit 99.1

CLARION PARTNERS PROPERTY TRUST ANNOUNCES
CASH DISTRIBUTIONS

NEW YORK, (May 15, 2013) – Clarion Partners Property Trust Inc. (CPPT), a daily net asset value non-exchange-traded real estate investment vehicle sponsored by Clarion Partners, LLC, announced today the declaration of cash distributions on its common stock for the second quarter of 2013.

On May 9, 2013, the Board of Directors of CPPT authorized cash distributions of $0.1398 on each outstanding Class W share of common stock and $0.1398 on each outstanding Class A share of common stock (less class-specific expenses incurred during the distribution period that are allocable to each Class A share) for stockholders of record on June 27, 2013.   Each distribution equates to an annualized yield of 5.5% (before class-specific expenses on the Class A shares) assuming a share price of $10.17 (the initial offering price of $10 per share plus property appreciation per share).  The distributions are for the period commencing on April 1, 2013 and ending on June 30, 2013, and are payable on July 1, 2013.

About Clarion Partners Property Trust Inc.

CPPT targets investments in income-producing properties with established cash flow and the potential for value appreciation.  CPPT’s focus is on diversified, core real estate assets in the U.S., selected from the industrial, retail, office, hospitality and multifamily residential sectors.  CPPT intends to qualify as a real estate investment trust.  Clarion Partners, LLC is the sponsor of CPPT.  For more information, visit CPPT’s website at www.clarionpartnerstrust.com.

About Clarion Partners, LLC

Clarion Partners, LLC is a leading real estate investment manager with more than 30 years of experience managing real estate portfolios for U.S. pension funds and other institutional clients.  Clarion Partners currently has over $28 billion in total assets under management and is headquartered in New York, NY.

Press Contact: Mike MacMillan/Chris Sullivan, MacMillan Communications (212) 473-4442, mike@macmillancom.com Suzanne Franks, Clarion Partners (212) 883-2538, suzanne.franks@clarionpartners.com

###

Important Notice

Clarion Partners Property Trust Inc. is a publicly registered, non-traded real estate investment program sponsored by Clarion Partners, LLC.  Additional information about Clarion Partners Property Trust Inc. can be found on their website at www.clarionpartnerstrust.com.

Clarion Partners Property Trust Inc. filed a registration statement on Form S-11 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) on February 8, 2010 in connection with its initial public offering, and the registration statement became effective on May 16, 2011.  The current prospectus dated April 30, 2013, is available on the SEC’s website at http://www.sec.gov/Archives/edgar/data/1476886/000104746913005245/a2214942z424b3.htm

This communication is not an offer to sell, or a solicitation of offers to buy, securities.  Prospective investors must read Clarion Partners Property Trust Inc.’s prospectus before making an investment decision.